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                                                                    EXHIBIT 99.3

                                                                          , 1998

EXCHANGE AGENT AGREEMENT


United States Trust Company of New York
515 South Flower Street, Suite 2700
Los Angeles, California  90071


Dear Sirs:


         American Restaurant Group, Inc., a Delaware corporation (the "Company), proposes to offer to exchange (the "Exchange Offer") up to (i) $158,600,000 in aggregate principal amount of its 11 1/2% Series B Senior Secured Notes due 2003 (the "Exchange Notes"), for up to $158,600,000 in aggregate principal amount of its outstanding 11 1/2% Series A Senior Secured Notes due 2003 (the "Notes"), and (ii) 35,000 shares of its 12% Series B Senior Pay-in-Kind Exchangeable Preferred Stock, par value $0.01 per share (the "Exchange Preferred Stock" and, together with the Exchange Notes, the "Exchange Securities"), for up to 35,000 shares of its issued and outstanding 12% Senior Pay-in-Kind Exchangeable Preferred Stock, par value $0.01 per share (the "Preferred Stock" and, together with the Notes, the "Securities").


         The Exchange Offer will commence on , 1998. The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on , 1998, unless the Company extends the offer by written notice to you (the "Expiration Date").

         1. Appointment as Exchange Agent. Subject to your acceptance hereof, the Company appoints you as the exchange agent (the "Exchange Agent") for the purposes and upon the terms and conditions set forth herein. In this connection, the Company has enclosed the Exchange Documents (as defined below) and certified copies of resolutions of the Company's Board of Directors approving the Exchange Offer and authorizing the officers of the Company to enter into this Agreement and to carry out the transactions contemplated by the Exchange Offer.

         2. Compensation. The Company has entered into an agreement with you with respect to compensation for various services and no additional compensation is payable in connection with your services hereunder.

         3. Receipt of Tenders. You shall receive all tenders of Securities and determine whether each such tender has been made in accordance with the procedures set forth in the Prospectus relating to the Exchange Offer dated July 27, 1998 (the "Prospectus") or the Letter of Transmittal described therein (the "Letter of Transmittal"), subject to the right of the Company to determine the validity of any tender, as described in the Prospectus.
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         Determination of all questions as to the validity, form, eligibility
(including time of receipt) and acceptance for exchange of any tender of Securities shall be made by the Company, whose determination shall be final and binding.

         You shall segregate all tenders which are in accordance with the procedures set forth in the Prospectus or the Letter of Transmittal from those which are not ("Defective Deposits"). Upon consultation with the Company or its representatives, you shall use your best efforts to cause holders who effected any Defective Deposit to cure such Defective Deposit.

         You will hold all items which are deposited for tender with you after 5:00 p.m., New York City time, on the date the Exchange Offer expires pending further instructions from an officer of the Company.

         4. Exchange Documents. At the request of the Company you shall furnish copies of any or all of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery (collectively, the "Exchange Documents") promptly to any person designated in such request. All mailings under this Section shall be by first class mail, postage prepaid, unless otherwise specified in such request. The Company will furnish you with such additional copies of the Exchange Documents as you may request to fulfill your obligations under this Section.

         5. Notification of Changes in the Exchange Offer. At the request of the Company, you shall notify tendering holders of Securities in the event of any rescission or modification of the Exchange Offer. In the event of any such rescission, you will return all tendered Securities to the persons entitled thereto, at the request of the Company.


         6. Delivery of Exchange Securities; Irrevocability of Tenders; Return of Securities. On the fifth and tenth business days following the commencement of the Exchange Offer and on each business day thereafter, up to and including the Expiration Date, you are to advise Mr. Ken A. Di Lillo, Vice President - Finance of the Company, or another designated officer or agent of the Company, orally (to be promptly confirmed in writing) of the aggregate principal amount of Securities which have been properly tendered pursuant to the Exchange Offer. In addition, you will also inform the aforementioned person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Upon the expiration of the Exchange Offer, Mr. Di Lillo, or another designated officer or agent of the Company will confirm to you orally (oral notice to be promptly confirmed in writing) or in writing the aggregate principal amount of Securities being exchanged for Exchange Securities pursuant to the Exchange Offer. The Securities accepted for exchange are to be cancelled.


         As soon as practicable after the Company notifies you of its election to exchange Securities pursuant to the preceding paragraph and upon receipt by you of certificates for the Exchange Securities in an aggregate principal amount equal to the principal amount of Securities to be exchanged pursuant to any such election, you shall (i) deliver the tendered Securities, which have previously been cancelled, to such person or entity as the
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Company shall designate by written notice to you, and (ii) deliver over your window or send by first-class mail postage prepaid to, or at the direction of, each holder whose Securities are being exchanged a certificate for the Exchange Securities in respect of the aggregate principal amount of Securities so exchanged.

         Tenders pursuant to the Exchange Offer are irrevocable, except that Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.


         If, pursuant to the terms of the Exchange Offer, the Company does not accept and exchange all or any part of the Securities, or Securities are tendered but withdrawn prior to the Expiration Date, or partial tenders are made, you shall promptly return to, or upon the order of, the tendering holder, certificates for Securities not exchanged or, to the extent required, submit to the Company for reissuance to, or upon the order of, the tendering holder certificates for Securities not tendered or exchanged, which certificate shall be returned to you for disposition.


         Certificates for unexchanged Securities shall be forwarded by first class mail under an existing insurance policy protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or by registered mail insured separately for the replacement value of such certificates.

         7.       Limited Liability of Exchange Agent. As Exchange Agent you:

                  (a) shall have no duties or obligations other than those specifically set forth herein;

                  (b) will not be required to and will make no representations and have no responsibilities as to the validity, sufficiency, value or genuineness of any Securities, Letters of Transmittal or documents deposited with you, or of any Securities or Exchange Securities delivered by you, pursuant to the Exchange Offer or of any signatures or endorsements, other than your own, or any thereof;

                  (c) shall not be obligated to take any action hereunder that might in your judgment involve any expense or liability unless you have been furnished with reasonable indemnity;

                  (d)      shall not be liable for any action taken or omitted
         by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, in connection with this Agreement or your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may rely on, and shall be protected in acting on, any certificate, instrument, opinion, notice, letter, telegram or other document, or any security, delivered to you and reasonably believed by you to be genuine and to have been signed by a proper party or parties;
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                  (e)      may rely on, and shall be protected in acting on, the
         written or oral instructions, with respect to any matter relating to your duties as Exchange Agent, of any officer of the Company; and

                  (f) may consult counsel satisfactory to you (including counsel for the Company) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice of such counsel.


                  8. Indemnification of Exchange Agent. The Company agrees to reimburse you for and to indemnify you against and hold you harmless from all liability, cost or expense (including reasonable fees and expenses of counsel) that may be paid, incurred or suffered by you or to which you may become subject without negligence, misconduct or bad faith on your part, arising out of or in connection with this Agreement.


                  The Company shall be notified by you, by letter or by cable or telex confirmed by letter, of the written assertion of a claim against you or of any action commenced against you, within ten days after you shall have received any such written assertion of a claim or shall have been served with the summons or other first legal process giving information as to the nature and basis of the claim, but failure to so notify the Company shall not relieve the Company from any liability which the Company otherwise may have on account of this
Section 8. The Company shall be entitled to participate at its own expense in the defense of any such claim, and if the Company so elects at any time after receipt of such notice, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company assumes the defense of any such claim, the Company shall not be liable for any fees and expenses of counsel thereafter incurred by you for the defense of such claim unless there shall be a conflict of your interests and those of the Company.

                  9. Notices. Except as otherwise expressly provided herein, all notice and other communications hereunder shall be in writing, shall be delivered by hand or first class mail, postage prepaid, shall be deemed given when received and shall be sent to the addresses listed below or to such other addresses as the addressee shall designate from time to time by notice:


                  Company:          American Restaurant Group, Inc.
                                    450 Newport Center Drive
                                    Newport Beach, California 92660
                                    Attention:  Mr. Ken A. Di Lillo
                                                Vice President - Finance


                  Exchange

                  Agent: United States Trust Company of New York 515 South Flower Street, Suite 2700
                                    Los Angeles, California 90071
                                    Attention:  Corporate Trust Department
                                                Ms. Sandee Parks
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         10. Amendment, Modification. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto.

         11. Governing Law; Benefit of Agreement. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES THEREOF. This Agreement shall inure solely to the benefit of, and the obligations created hereby shall be binding upon, the parties hereto and their respective successors and assigns. No other person shall acquire or have any rights under or by virtue of this Agreement.

         If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this letter to the Company.


                                        Very truly yours,

                                        AMERICAN RESTAURANT GROUP, INC.

                                        By:_____________________________________
                                            Name:    Ken A. DiLillo
                                            Title:   Vice President - Finance


Agreed to this ____ day
of July, 1998

UNITED STATES TRUST
  COMPANY OF NEW YORK

By:_______________________________
    Name:
    Title: